Exhibit 99.1

MGOL Announces Preliminary Results of Independent Sampling on its Anorí Project

Anorí, Antioquia, Colombia – June 15, 2010 #&150; Minatura Gold’s (OTCBB: MGOL) (“Minatura”) preliminary results of independent sampling at the Anorí Project confirm previous results (see news release dated May 11, 2010). Anomalous areas 1, 2 and 3 have been re-sampled. The grab sample assay results received have shown generally good correlation for the partial results available to date. These partial results are encouraging and are considered as confirmation of significant gold mineralization. Minatura anticipates releasing the results of the entire re-sampling program later this month. Based on the strength of these results, Minatura will continue to further its exploration efforts on the Anorí Project.

Geological and engineering consulting firm Watts, Griffis and McOuat (“WGM”), engaged to review and oversee all of the data compilation, planning and budgeting for the initial regional programs has collected and overseen independent samples from three anomalous sites. WGM directly collected 49 samples for verification purposes and supervised the collection of an additional 56 samples by Minatura geologists. All these samples were submitted to an SGS sample preparation facility in Colombia. The samples collected by WGM have been submitted to SGS laboratories in Toronto for analysis. The samples collected by Minatura geologists under WGM supervision were sent to the SGS facility in Peru.

Analytical procedures for both laboratories included the multi-element package, 32 element ICP 14B using aqua regia digestion and an AES finish and AU FAA 515 package for all samples on a 50gm aliquot with all samples greater than 5,000 ppb rerun using FAG 505 package standard. The results from the SGS Peru facility have now been received. The results from SGS Toronto are still pending.

The technical aspects of this news release have been approved by David Power-Fardy P. Geo.

The Anorí Project consists of 17,736 acres of mining contracts and mining claims near the town of Anorí in the Department of Antioquia, Colombia located approximately 175 km northeast of Medellín. The property sits immediately adjacent to a number of local artisanal gold mines with historical mineral showings.

The Anorí Project is a joint venture formed in May 2010, in which Minatura and its affiliate, Minatura International LLC, own 86% participation. The amount of this 86% participation allocated to Minatura will be determined on the basis of a third party evaluation of the mineral resource value of 1,517 acres contributed to the joint venture by Minatura.

About MGOL

Minatura Gold (MGOL.OB) is a U.S. based public company in the business of exploration, development and, ultimately, extraction of precious metals in Colombia, South America. Minatura is dedicated to enhancing shareholder value while adhering to the highest environmental standards in its projects and creating new and lasting micro-economies for the communities in which it operates. For more info visit: www.minaturagold.com.

Forward-Looking Statements

This press release includes certain forward-looking statements. The words “believe”, “should”, “yield”, “step”, “results”, “potential”, “appear”, “approximately”, “pursuing”, and similar expressions are intended to identify such forward-looking statements. Such statements involve risks and uncertainties pertaining to our business, including, but not limited to, the success of a drilling program, anticipated results of any report or estimate, continued ownership and operation of mining concessions, production of gold at acceptable rates, marketing and sales of produced minerals, costs of operations, delays, risks and effects of legal and administrative proceedings and governmental regulation (especially in a foreign country), and any other difficulties related to producing minerals such as gold. Such statements also involve risks and uncertainties pertaining to industry and economic conditions, including, but not limited to, price of gold, volatility of commodity markets, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release also include those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For further information go to www.minaturagold.com.

Contact: Minatura Gold - Natalie Penfield, (775) 980-1490